UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2010

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1403152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: 913-338-5550

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As described in Item 5.02 below, Noel Koch resigned as a director of the Company on August 11, 2010.

Mr. Koch was a member of our Audit Committee, Compensation and Incentive Plan Committee, and Nominating and Governance Committee. Mr. Koch was identified as an independent director in our proxy statement for the June 3, 2010 annual meeting of shareholders.

Mr. Koch’s resignation leaves us with two independent directors, Bryan Ferguson and Roger L. Mason. Our Audit Committee, Compensation and Incentive Plan Committee and Nominating and Governance Committee will consist of Messrs. Ferguson and Mason until our Board fills the vacancy left by Mr. Koch’s resignation with a director who meets the independence standards of the Nasdaq Stock Market and SEC Rule 10A-3. Until the vacancy is filled with a director who meets those independence standards, our Audit Committee will consist of two independent directors, which is noncompliant with Nasdaq Listing Rule 5605(c)(2)(A), which requires that the Audit Committee consist of three independent directors. In addition, until that vacancy is filled, our Board of Directors will not have a majority of independent directors, as required by Nasdaq Listing Rule 5606(b)(1).

We have notified Nasdaq of these noncompliance events.

Pursuant to Nasdaq Listing Rule 5605(b)(1)(A), we must regain compliance with the foregoing Nasdaq rules by the date of our 2011 annual shareholders meeting.

We are currently evaluating candidates who meet the independence standards of Nasdaq and SEC Rule 10A-3 to fill the vacancy left by Mr. Koch’s resignation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Noel Koch, a member of our Board of Directors and of our Audit Committee, Compensation and Incentive Plan Committee, and Nominating and Governance Committee, resigned from our Board on August 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 13, 2010	ICOP DIGITAL, INC.

	By:	/s/ David C. Owen
	Name:	David C. Owen
	Title:	Chief Executive Officer